Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Health Revenue Assurance Holdings, Inc.
Plantation, Florida

We hereby consent to the inclusion in this Registration Statement (No. 333-183813) of our report dated April 16, 2012 relating to the consolidated financial statements of Health Revenue Assurance Holdings, Inc which appears in such Registration Statement.

We further consent to being named as experts in accounting and auditing as defined in the report.

/s/ Friedman LLP
Marlton, New Jersey
September 19, 2012